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                                                                  EXHIBIT (d)(5)

                         PORTFOLIO MANAGEMENT AGREEMENT

     AGREEMENT made effective this 1st day of May, 2003 among Pacific Life Insurance Company, a California corporation ("Investment Adviser"), Goldman Sachs Asset Management, L.P. ("Portfolio Manager"), a Delaware limited partnership organized under the laws of the State of Delaware, and Pacific Select Fund, a Massachusetts Business Trust (the "Fund"). Upon effectiveness of this Agreement, the Portfolio Management Agreement dated May 1, 1998, and subsequently amended on January 28, 2000 and December 21, 2001, among the Investment Adviser and Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co., and the Fund shall be deemed terminated.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

     WHEREAS, the Portfolio Manager is registered with the SEC as an investment adviser under the Advisers Act;

     WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a portfolio manager to discharge the Investment Adviser's responsibilities with respect to the investment management of such portfolios, a copy of which has been provided to the Portfolio Manager and is incorporated herein by reference;

     WHEREAS, the Fund and the Investment Adviser desire to retain the Portfolio Manager to furnish investment advisory services to one or more portfolios of the Fund, and the Portfolio Manager is willing to furnish such services to such portfolios and the Investment Adviser in the manner and on the terms hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed among the Fund, the Investment Adviser, and the Portfolio Manager as follows:

     1. Appointment. The Fund and the Investment Adviser hereby appoint Goldman Sachs Asset Management to act as Portfolio Manager to provide investment advisory services to the portfolios of the Fund listed on Exhibit A attached hereto (hereinafter the "Portfolios") for the periods and on the terms set forth in this Agreement. The Portfolio Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     In the event the Investment Adviser wishes to retain the Portfolio Manager to render investment advisory services to one or more portfolios of the Fund other than the Portfolios, the Investment Adviser shall notify the Portfolio Manager in writing and shall revise the Exhibit A to reflect such additional portfolio(s). If the Portfolio Manager is willing to render such services,

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it shall notify the Fund and the Investment Adviser in writing, whereupon such portfolio shall become a Portfolio hereunder, and be subject to this Agreement.

     2.   Portfolio Manager Duties.

          Subject to the supervision of the Fund's Board of Trustees (the "Board") and the Investment Adviser, the Portfolio Manager will provide a continuous investment program for the Portfolios and determine the composition of the assets of the Portfolios. The Portfolio Manager will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, sales, and reinvestment of the Portfolios' assets by determining the securities, cash and other investments, including futures and options contracts, if any, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Portfolios, when these transactions should be executed, and what portion of the assets of the Portfolios should be held in the various securities and other investments in which it may invest, and the Portfolio Manager is hereby authorized to execute and perform such services on behalf of the Portfolios. To the extent permitted by the written investment policies of the Portfolios, the Portfolio Manager shall make decisions for the Portfolios as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Portfolios. The Portfolio Manager is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of each Portfolio, each as the Portfolio Manager determines is in the best interest of the Portfolio.

          In performing these duties, the Portfolio Manager:

          (a) Will conform with (1) the 1940 Act and all rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC to the Fund, to the Investment Adviser (as provided to the Portfolio Manager by the Investment Adviser), or to the Portfolio Manager), (2) all other applicable federal and state laws and regulations pertaining to investment vehicles underlying variable annuity and/or variable life insurance contracts, (3) any applicable written procedures, policies and guidelines adopted by the Board and furnished to the Portfolio Manager, provided that with respect to procedures governing transactions involving affiliated transactions (such as those adopted pursuant to the 1940 Act Rule 17a-7, 17e-1 and 10f-3), such procedures will identify any affiliate of the Investment Adviser and the Portfolio(s), other than affiliates of the Portfolio Manager. The Portfolio Manager shall not bear any responsibility and shall be released from any obligation or cost which results from entering into a trade pursuant to the Portfolio(s) Rule 17a-7, 17e-1 or 10f-3 procedures with any affiliated entity, other than affiliates of the Portfolio Manager, not specifically identified to the Portfolio Manager by the Investment Advisor; and (4) the Fund's objectives, investment policies and investment restrictions as stated in the Fund's Prospectus and Statement of Additional Information as supplemented or amended from time to time, as furnished to the Portfolio Manager, (5) the provisions of the Fund's Registration Statement filed on Form N-1A under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, as supplemented or amended from time to time (the "Registration Statement"). Until the Investment Adviser delivers any supplements or amendments to the Portfolio Manager, the Portfolio Manager shall be fully protected in relying on the Fund's Registration Statement previously furnished to the Portfolio Manager by Investment Adviser. (6) any other applicable laws and regulations, including without limitation, proxy voting regulations.

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          (b) Is responsible, in connection with its responsibilities under this
Section 2, for decisions to buy and sell securities and other investments for the Portfolios, for broker-dealer and futures commission merchant ("FCM") selection, and for negotiation of commission rates. The Portfolio Manager's primary consideration in effecting a security or other transaction will be to obtain the best execution for the Portfolios, taking into account the factors specified in the Prospectus and Statement of Additional Information for the Fund, as they may be amended or supplemented from time to time and furnished to the Portfolio Manager. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Portfolio Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolios to pay a broker or dealer, acting as agent, for effecting a Portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Portfolio Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Portfolio Manager's (or its affiliates') overall responsibilities with respect to the Portfolios and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act, the Portfolio Manager is further authorized to place orders on behalf of the Portfolios through the Portfolio Manager if the Portfolio Manager is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission ("CFTC"), through any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to the Portfolios or the Portfolio Manager. Such allocation shall be in such amounts and proportions as the Portfolio Manager shall determine consistent with the above standards, and, upon request, the Portfolio Manager will report on said allocation to the Investment Adviser and Board, indicating the brokers, dealers or FCMs to which such allocations have been made the basis therefor. The Portfolio Manager is authorized to open brokerage accounts on behalf of the Portfolios in accordance with Fund procedures.

     (c) The Investment Adviser hereby agrees and consents that the Portfolio Manager and its affiliates are authorized to execute agency cross transactions (collectively "Cross transactions") for the Portfolio(s) provided such transactions comply with the Rule 206(3)-2 under the Investment Advisers Act of 1940 ("Investment Advisers Act"), Rule 17e-1 under the 1940 Act and any other applicable laws or regulations. Cross transactions are transactions which may be effected by the Portfolio Manager or its affiliates acting for both the Portfolio(s) and the counterparty to the transaction. Cross transactions enable the Portfolio Manager to purchase or sell a block of securities for an account at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. However, the Investment Adviser should note that the Portfolio Manager has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross transactions and that the Portfolio Manager, or any of its affiliates, if acting as broker, may receive commissions from both parties to such transactions. The Portfolio Manager understands that its authority to execute Cross transactions for the Account is terminable at will without penalty, effective upon receipt by the Portfolio Manager of written notice from the Investment Adviser or the Fund, and that the failure to terminate such authorization will result in its continuation.

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     In connection with any agency Cross transactions, the Portfolio Manager will provide the Portfolio(s) with a confirming letter describing the details of such trades, and other reports or information that the Portfolio(s) may reasonably request. Upon request, the Portfolio Manager will disclose to the Portfolio(s) the commissions received by the Portfolio Manager or its affiliates for executing the other side of the transaction.

          (d) May, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Portfolio as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement as furnished to the Portfolio Manager. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Manager in a manner that is fair and equitable and consistent with the Portfolio Manager's fiduciary obligations to the Portfolios and to such other clients.

          (e) Will, in connection with the purchase and sale of securities for the Portfolios, together with the Investment Adviser, arrange for the transmission to the custodian and recordkeeping agent for the Fund, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Portfolios, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Portfolios, and with respect to Portfolio securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to the Fund's custodian and recordkeeping agent, and, if required, the Investment Adviser. The Portfolio Manager agrees to comply with such rules, procedures and time frames as the Fund's custodian may set or provide with respect to the clearance and settlement of transactions for a Portfolio provided that such rules, procedures and time frames are customary industry standards for such requirements. Any Portfolio assets shall be delivered directly to the Fund's custodian.

          (f) Will provide reasonable assistance to the custodian and recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund's valuation procedures and/or the Registration Statement, the value of any Portfolio securities or other assets of the Portfolios for which the custodian and recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. This includes (but is not limited to) obtaining bids and offers or quotes from broker/dealers or market-makers, verifying pricing and providing information to the Investment Adviser or the custodian to aid its fair valuation of securities in accordance with the Fund's valuation procedures, as they may be amended from time to time.

          (g) Will maintain and preserve such records related to each Portfolio's transactions as required under the 1940 Act and the Advisers Act. The Portfolio Manager will make available to the Fund and the Investment Adviser promptly upon request, any of the Portfolios' investment records and ledgers maintained by the Portfolio Manager (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Fund), as are necessary to assist the Fund and the Investment Adviser in complying with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the

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operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

          (h) Will regularly report to the Board on the investment program for the Portfolios and the issuers and securities represented in the Portfolios, and will furnish the Board, with respect to the Portfolios, such periodic and special reports as the Board and the Investment Adviser may reasonably request, including, but not limited to, reports concerning transactions and performance of each Portfolio, a monthly compliance checklist, reports regarding compliance with the Fund's procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act, fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, IOs/POs, and compliance with the Portfolio Manager's Code of Ethics, and such other procedures or requirements that the Investment Adviser may reasonably request from time to time.

          (i) Will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice-president of the Portfolio Manager shall certify to the Investment Adviser that the Portfolio Manager has in all material respects complied with the requirements of Rule 17j-1 during the previous calendar quarter and that there have been no material violations of the Code of Ethics involving investment personnel managing the assets of the Portfolio or that impacts the Portfolio or, if a violation has occurred, that appropriate action has been taken in response to such violation.

          (j) Will provide to the Investment Adviser a copy of the Portfolio Manager's Form ADV, and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if requested by the Investment Adviser or the Board). The Portfolio Manager represents and warrants that it is a duly registered investment adviser under the Advisers Act. The Portfolio Manager will provide a list of persons who the Portfolio Manager wishes to have authorized to give written and/or oral instructions to Custodians of assets for the Portfolios.

          (k) Will be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Fund reflecting holdings over which the Portfolio Manager and its affiliates have investment direction.

          (l) Will not permit any employee of the Portfolio Manager to have any material connection with the handling of the Portfolios if such employee has:

               (i) been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person's conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act.

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               (ii) been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

          (m) Will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except as expressly authorized in this Agreement or in the ordinary course of business in connection with placing orders for the purchase and sale of securities or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, and will keep confidential any information obtained pursuant to the Agreement, and disclose such information only if the Board has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. The Fund and the Investment Adviser will not disclose or use any records or information respecting the Portfolio Manager obtained pursuant to this Agreement, in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as expressly authorized in this Agreement, if the Board has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority, or as may be required by the legal process or in connection with any litigation arising out of the subject matter of this Agreement.

          (n) Will assist the Investment Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Portfolio Manager hereunder. Specifically, and without limitation to the foregoing, the Portfolio Manager agrees to provide certifications to the principal executive and financial officers of the Fund (the "certifying officers") that correspond to and/or support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Fund's Form N-SARs, shareholder reports, financial statements, and disclosure documents, in such form and content as the Fund shall reasonably request or as in accordance with procedures adopted by the Fund.

     3. Disclosure about Portfolio Manager and Portfolio. The Portfolio Manager has reviewed the current Registration Statement and agrees to promptly review future amendments to the Registration Statement, including any supplements thereto, which relate to the Portfolio Manager or the Portfolios, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, with respect to the disclosure respecting or relating to the Portfolio Manager, including any performance information the Portfolio Manager provides that is included in or serves as the basis for information included in the Registration Statement, such Registration Statement contains as of the date hereof, or will contain as of the date of effectiveness of any future Registration Statement or supplement thereto, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The

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Portfolio Manager further agrees to notify the Investment Adviser and the Fund immediately of any material fact known to the Portfolio Manager respecting or relating to the Portfolio Manager that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any statement respecting or relating to the Portfolio Manager contained therein that becomes untrue in any material respect. With respect to the disclosure respecting each Portfolio, the Portfolio Manager represents and agrees that the description in the Fund's prospectus contained in the following sections: "The portfolio's investment goal," and "What the portfolio invests in" (collectively, "Portfolio Description") is consistent with the manner in which the Portfolio Manager intends to manage each Portfolio. The Portfolio Manager further agrees to notify the Investment Adviser and the Fund immediately in the event that the Portfolio Manager becomes aware that the Portfolio Description for a Portfolio is inconsistent in any material respect with the manner in which the Portfolio Manager is managing the Portfolio.

     4. Expenses. The Portfolio Manager shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Portfolio Manager's services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials, and marketing support. Each Portfolio will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs of regulatory compliance; and pro rata costs associated with maintaining the Fund's legal existence and shareholder relations. All other expenses not specifically assumed by the Portfolio Manager hereunder or by the Investment Adviser under the Advisory Agreement are borne by the applicable Portfolio of the Fund. The Fund, the Portfolio Manager and the Investment Adviser shall not be considered as partners or participants in a joint venture.

     5. Compensation. For the services provided and the expenses borne by the Portfolio Manager pursuant to this Agreement, the Investment Adviser will pay to the Portfolio Manager a fee in accordance with Exhibit A attached to this Agreement. This fee will be computed and accrued daily and payable monthly. The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect.

     6. Seed Money. The Investment Adviser agrees that the Portfolio Manager shall not be responsible for providing money for the initial or subsequent capitalization of any Portfolio.

     7.   Compliance.

          (a) The Investment Adviser shall perform quarterly and annual tax compliance tests to ensure that the Portfolios are in compliance with Subchapter M of the Internal Revenue Code ("IRC") and Section 817(h) of the IRC. Adviser shall apprise the Portfolio Manager promptly after each quarter end of any non-compliance with the diversification requirements in such IRC provisions. If so advised, the Portfolio Manager shall take prompt action to bring the Portfolio(s) back into compliance with such IRC diversification provisions, as directed by the Adviser. The Portfolio Manager agrees that it shall not be absolved of its responsibilities, duties and obligations to manage the Portfolios in a manner consistent with Diversification Procedures or other procedures, policies and/or guidelines adopted by the Fund, or implemented by the Adviser with respect to Portfolio Manager.

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          (b) The Portfolio Manager agrees that it shall immediately notify the
Investment Adviser and the Fund (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Portfolio Manager; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that the Portfolio Manager or the Portfolio has ceased to comply with any procedures, policies and/or guidelines adopted by the Fund or implemented by the Adviser, including but not limited to diversification procedures. The Portfolio Manager further agrees to notify the Investment Adviser and Fund immediately of any material fact known to the Portfolio Manager respecting or relating to the Portfolio Manager that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

          (c) The Investment Adviser agrees that it shall immediately notify the Portfolio Manager (i) in the event that the SEC has censured the Investment Adviser or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) upon having a reasonable basis for believing that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; or
(iii) upon having a reasonable basis for believing that the Portfolio has ceased to comply with the diversification provisions of Section 817(h) of the Code or the Regulations thereunder.

          (d) The Investment Adviser, Fund and Portfolio Manager agree that the Portfolio Manager shall have no responsibility or liability for any liability arising out of any non-compliance by the Fund or Investment Adviser with anti-money laundering regulations.

     8. Independent Contractor. The Portfolio Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Investment Adviser from time to time, have no authority to act for or represent the Investment Adviser in any way or otherwise be deemed its agent. The Portfolio Manager understands that unless provided herein or authorized from time to time by the Fund, the Portfolio Manager shall have no authority to act for or represent the Fund in any way or otherwise be deemed the Fund's Agent.

     9. Books and Records. In compliance with the requirements of and to the extent required by Rule 31a-3 under the 1940 Act, the Portfolio Manager hereby agrees that all records which it maintains for the Portfolios are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's or the Investment Adviser's request, although the Portfolio Manager may, at its own expense, make and retain a copy of such records.

     10. Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Fund.

     11. Responsibility and Control. Notwithstanding any other provision of this Agreement, it is understood and agreed that the Fund shall at all times retain the ultimate

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responsibility for and control of all functions performed pursuant to this
Agreement and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Portfolio Manager, provided, however, that the Portfolio Manager shall not be liable for any losses to the Fund resulting from the Fund's direction, or from the Fund's disapproval of any action proposed to be taken by the Portfolio Manager.

     12. Services Not Exclusive. It is understood that the services of the Portfolio Manager and its employees are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager (or its employees or affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Portfolios) or from engaging in other activities.

     13. Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Portfolio Manager's duties, or by reason of reckless disregard of the Portfolio Manager's obligations and duties under this Agreement.

     14.  Indemnification.

          (a) The Portfolio Manager agrees to indemnify and hold harmless, the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Investment Adviser (collectively, "PL Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Investment Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager's responsibilities to the Fund which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager's obligations and/or duties under this Agreement by the Portfolio Manager or by any of its directors, officers or employees, or any affiliate acting on behalf of the Portfolio Manager (other than a PL Indemnified Person), provided, however, that in no case is the Portfolio Manager's indemnity in favor of the Investment Adviser or any affiliated person or controlling person of the Investment Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

          (b) The Investment Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls ("controlling person") the Portfolio Manager (collectively, "Portfolio Manager Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Investment Advisers Act,

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under any other statute, at common law or otherwise, arising out of the
Investment Adviser's responsibilities as Investment Adviser of the Fund which may be based upon any willful misfeasance, bad faith or gross negligence by the Investment Adviser, any of its directors, officers, or employees or any affiliate acting on behalf of the Investment Adviser (other than a Portfolio Manager Indemnified Person), provided however, that in no case is the Investment Adviser's indemnity in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

     15. Duration and Termination. This Agreement shall become effective as of the date of execution first written above, and shall continue in effect for two years and continue thereafter on an annual basis with respect to each Portfolio; provided that such annual continuance is specifically approved at least annually
(a) by the vote of a majority of the Board, or (b) by the vote of a majority of the outstanding voting shares of each Portfolio, and provided that continuance is also approved by the vote of a majority of the Board who are not parties to this Agreement or "interested persons" (as such term is defined in the 1940 Act) of the Fund, the Investment Adviser, or the Portfolio Manager, cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated with respect to any Portfolio:

          (a) by the Fund at any time with respect to the services provided by the Portfolio Manager, without the payment of any penalty, by vote of a majority of the Board or by a vote of a majority of the outstanding voting shares of the Fund or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, upon (60) sixty days prior written notice to the Portfolio Manager and the Investment Adviser;

          (b) by the Portfolio Manager at any time, without the payment of any penalty, upon (60) sixty days prior written notice to the Investment Adviser and the Fund.

          (c) by the Investment Adviser at any time, without the payment of any penalty, upon (60) sixty days prior written notice to the Portfolio Manager and the Fund.

     This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment. In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 9, 10, 12, 13, 14, 16 , 17, 18 and 19 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

     16.  Use of Name.

          (a) It is understood that the name "Pacific Life Insurance Company" and "Pacific Life" and "Pacific Select Fund" and any derivative thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Portfolio Manager shall not use such names (or derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to the Fund and/or the Portfolios. Upon termination of this Agreement, the Portfolio Manager shall forthwith cease to use such name (or derivative or logo).

          (b) It is understood that the name Goldman Sachs Asset Management or any logo associated with those names is the valuable property of the Portfolio Manager and that the Fund and the Investment Adviser have the right to use such name (or derivative or logo), in the Fund's prospectus, SAI and Registration Statement or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Portfolio Manager is a Portfolio Manager to the Fund and/or one of the Portfolios, provided, however, that the Fund may continue to use the name of the Portfolio Manager in its Registrations Statement and other documents to the extent deemed necessary by the Fund to comply with disclosure obligations under applicable law and regulation. Neither the Fund nor the Investment Adviser shall use the Portfolio Manager's name or logo in promotional or sales related materials prepared by or on behalf of the Investment Adviser or the Fund, without prior review and approval by the Portfolio Manager, which may not be unreasonably withheld. Upon termination of this Agreement, the Fund and the Investment Adviser shall forthwith cease to use such names (and logo), except as provided for herein.

     17.  Limitation of Liability.

          A copy of the Declaration of Trust for the Fund is on file with the Secretary of the State of Massachusetts. The Declaration of Trust has been executed on behalf of the Fund by a Trustee of the Fund in his capacity as Trustee of the Fund and not individually. The obligations of this Agreement with respect to each Portfolio shall be binding upon the assets and property of each such Portfolio individually, and not jointly, and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Fund individually, or upon the Fund generally or upon any other portfolio of the Fund.

     18.  Notices.

          All notices and other communications hereunder shall be in writing sent by facsimile first, if practicable, but shall only be deemed given if delivered in person or by messenger, cable, certified mail with return receipt, or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

               A.   if to the Portfolio Manager, to:

                    Goldman, Sachs & Co.
                    One New York Plaza, 37th Floor
                    New York, New York 10004

                    Facsimile transmission number: 212-902-4140
                    Attention: Howard B. Surloff

               B.   if to the Investment Adviser, to:

                    Pacific Life Insurance Company
                    700 Newport Center Drive
                    Newport Beach, CA 92660
                    Facsimile transmission number: (949) 219-3706
                    Attention: Robin S. Yonis

               C.   if to the Fund, to:

                    Pacific Select Fund
                    C/O Pacific Life Insurance Company
                    700 Newport Center Drive
                    Newport Beach, CA 92660
                    Facsimile transmission number: (949) 219-3706
                    Attention: Robin S. Yonis

     19.  Miscellaneous

          (a) This Agreement shall be governed by the laws of California, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.

          (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c) To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

          (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

          (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.


PACIFIC LIFE INSURANCE COMPANY

By:  /s/ Thomas C. Sutton                   By:  /s/ Jane M. Guon
-------------------------                   ---------------------

Name:    Thomas C. Sutton                   Name: Jane M. Guon
-------------------------                   ------------------

Title: Chairman, CEO                        Title: Assistant Secretary
--------------------                        --------------------------

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ James A. McNamara
-------------------------

Name:    James A. McNamara
--------------------------

Title: Authorized Signatory
---------------------------


PACIFIC SELECT FUND

By: /s/ Thomas C. Sutton
------------------------

Name: Thomas C. Sutton
----------------------

Title: Chairman, CEO
--------------------

                                    Exhibit A
                                    ---------

                               PACIFIC SELECT FUND
                                  FEE SCHEDULE

Effective: May 1, 2003

     Portfolio: I-Net Tollkeeper Portfolio

          The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the I-Net Tollkeeper Portfolio at an annual rate equal to 0.70%.

     Portfolio: Short Duration Bond Portfolio

          The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Short-Term Bond Portfolio at an annual rate according to the following schedule:

          Break Point (assets)               Rate (%)
          -------------------------------------------
          First $50 million                  0.25%
          $50-100 million                    0.20%
          $100-200 million                   0.17%
          $200-300 million                   0.13%
          $300 million- $1 billion           0.10%
          Excess over $1 billion             0.07%


The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

                                       14